Exhibit 99.1

CHARTER
OF

THE AUDIT COMMITTEE

OF

ECD AUTOMOTIVE DESIGN, INC.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s internal controls, internal audits, overseeing the financial and compliance reporting of the Company, selecting an independent auditor, and overseeing the audit process.

Membership

The Audit Committee (“Committee”) of the board of directors (the “Board”) of ECD AUTOMOTIVE DESIGN, INC. (the “Company”) shall be comprised of at least three (3) members. The number of Committee members shall be appointed by the Board and may be increased or decreased from time-to-time by a vote of the Board but in no case shall the number of members ever be less than three (3).

The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death, but only for so long as he or she holds the official position which qualifies them for the Committee as set forth in Paragraph B above. The Board may remove any member from the Committee at any time with or without cause. The Board may, at any time, change the term of service on the Committee and provide for separate classes of Committee members with staggered terms.

Each member of the Committee must (i) be an “independent director” in accordance with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934 and as defined in NASDAQ Rule 5605(a)(2)serving on the Board of the Company, (ii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during any preceding three (3) year period; and (iv) be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one (1) member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication. Notwithstanding anything to the contrary herein, no member of the Committee shall be a member of the Board who receives consulting, advisory or other compensatory fees from the Company, other than for board service, or is an affiliated person of the Company or a paid staff member of the Company, and no member of the Committee may serve simultaneously on the audit committee of more than two other public companies without prior approval of the Board. In addition, the chairman of the Committee shall be designated by the Board and may not serve simultaneously on the audit committee of more than two other public companies. Each member of the Committee shall also be independent of and unrelated to any financial professional being paid to provide services to the Company.

Duties and Responsibilities

The Committee shall have the following duties and powers unless otherwise directed by the Board:

(1) Internal Controls. The Committee shall work with the Company’s Board to develop a system of internal controls, subject to approval by the Board. The Committee will, at least annually, undertake a review of the Company’s internal controls and shall provide a report to the Board as to the efficacy of the controls and make recommendations as to changes or modifications in the control process.

(2) Internal Audits. The Committee shall serve as the internal auditors for the Company. Areas of interest to be audited from time to time by the Committee shall include, but not be limited to:

(i) Vacation/sick leave accruals and usage, including the process, forms, reporting and accounting.

(ii) Expense account audit, including types of expenses for office, travel/meetings, and mileage reimbursement including process, forms and accounting.

(iii) Cash collections procedures including the weekly counting process, recording and transportation to the bank.

(iv) Fringe benefit analysis to ensure appropriate allocation as defined in any fringe benefit policy.

(v) Tax-related issues.

(3) Independent Audit. The Committee shall have the sole authority to hire and fire independent auditors to conduct independent audits of the Company or to perform permissible non-audit services. Specifically, the Committee will be responsible for the following:

(i) Hiring. In hiring an auditor, the Committee shall confirm that the auditor is independent as defined by applicable law and competent to perform the audit. In making such a determination the Committee may, but is not required, to ask for reference letters and to also request information about any peer reviews of such auditor. If time permits, the Committee shall consider utilizing requests for proposals in making its hiring determination. The Committee shall have the sole responsibility for signing the engagement letter with the auditor and in approving the fee paid to such auditor.

(ii) Determination of Services. Prior to any services being performed, the Committee shall approve all audit services and any permissible non-audit services. In determining whether non-audit services shall be performed by the independent auditor, the Committee shall consider the feasibility of providing such services while maintaining independence as is required for the performance of the audit. Specifically, services such as appraisal services, bookkeeping, financial system design and other services that would compromise the independence of the auditor may not be performed. In addition, permissible non-audit services provided by the auditor may not be performed by the same personnel providing audit services.

(iii) Audit Procedures. The Committee shall meet with the independent auditor on a regular basis to discuss any significant issues that may surface during the term of the audit. At least annually, at the completion of the audit, the Committee shall review and assess the audit report provided to the Committee by the independent auditor, which report shall include discussions of such matters as are customarily included in audit reports of such type or as are requested by the Committee. Specifically, the report shall include discussions of the following, without limitation:

a. The independent auditors’ judgments regarding the quality, appropriateness and acceptability of the Company’s accounting principles as applied in its financial reporting and the completeness and accuracy of the Company’s financial statements;

b. The Company’s major financial risk exposures, the Company’s system of internal controls and policies relating to risk assessment and management, including its adequacy and effectiveness, and recommendations with respect to the steps the Board must take to monitor and control such exposures;

c. Any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board or other regulatory authorities.

d. Critical accounting policies and practices, available alternative treatments, the effect of such alternatives and the recommendation of the auditor for the use of such alternative treatments, particularly in the case where there is no authoritative guidance or agreement on the use of such methods.

e. Review of the Company’s process in formulating accounting estimates and the basis as to the auditor’s determination about the reasonableness of the estimates.

f. Any adjustments arising from the audit that could either individually or in the aggregate have a significant effect on the organization’s financial reporting process.

g. A report representing the auditor’s internal quality control procedures, any material issues raised by its most recent quality control review or investigation, and the resolution of such issues and all relationships between the Company and the auditor.

(iv) Evaluation of Auditor. The Committee shall evaluate the independent auditors on an annual basis. The engagement letter shall set forth the criteria that will be used to measure the auditors’ work.

(v) Termination. The Committee shall retain the right to terminate the auditor at any time and for any reason.

(4) Operating Principles. The Committee shall fulfill its responsibilities within the context of the following overriding principles:

(i) Communications. The Chair and other members of the Committee shall, to the extent appropriate, maintain an open avenue of contact throughout the year with the Board, other committee chairs, and other key committee advisors (external auditors, etc.), as applicable, to strengthen the Committee’s knowledge of relevant current and prospective organizational issues.

(ii) Meeting Agenda. Committee meeting agendas shall be the responsibility of the Chair of the Committee, with input from members of the Committee.

(iii) Meeting Attendees. The Committee shall request members of the Board, counsel, and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the Committee’s responsibilities. Periodically (at least annually), the committee shall meet in private session with only the members of the Committee. The Chair of the Committee shall be responsible for ensuring that minutes are taken at all Committee meetings.

(iv) Reports and Planning. The Committee shall oversee the preparation of, or prepare, a Committee annual report. The annual report shall contain a discussion of all matters handled by the Committee during any given year and shall include the results of the audit of the Company and the Committee’s recommendations with respect to any actions that may need to be taken as a result of such audit. The annual report shall be delivered to the Board no later than five (5) days prior to the date of the Board’s Regular Meeting or a Special Meeting called for the purpose of reviewing such annual report.

(v) Reporting to the Board of Directors. The Committee shall report periodically to the Board (as deemed necessary, but at least once per year). The Committee shall also present the Committee’s annual report at any regular meeting of the Board or at a Special Meeting of the Board called for such purpose, provided that the Board provide at least ten (10) days written notice to the Chair of the Committee with respect to any special meeting of the Board at which the Committee must present a review. The Committee shall make any adjustments that the Board may request to be made as a result of the review of the Committee’s annual report and shall implement any changes to the accounting and financial practices of the Company in accordance with the recommendations of the Board.

(5) Other Responsibilities of Committee. The Committee shall:

(i) Perform an annual review and evaluation of the performance of the Committee, including compliance by the Committee with this Charter.

(ii) Perform an annual review and evaluation of the adequacy of this Charter and submit any proposed changes to the Board for approval.

(iii) Review the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the Company. The Committee shall also review any complaints that might have been received, current status, and resolution if one has been reached, and oversee the whistle-blower process for accounting matters.

(iv) Review procedures for the confidential, anonymous submission by employees and members of the Company of concerns regarding questionable accounting or auditing matters.

(v) Perform any other activities consistent with this Charter, and the Company’s Bylaws and Certificate of Incorporation, as the Committee may deem necessary or appropriate for the fulfillment of its responsibilities under this Charter or as required by applicable law or regulation, or as may be determined by the Board.

(vi) Keep the Company’s independent auditors informed of the Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company; and to review and discuss with the Company’s independent auditors the auditors’ evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

(vii) Review and discuss with management and the Company’s independent auditors the Company’s earnings press releases, including the type of information to be included and its presentation and the use of any pro forma, adjusted or other non-GAAP financial information, before their release to the public; and any financial information and earnings guidance provided to analysts and ratings agencies, including the type of information to be disclosed and type of presentation to be made.

Outside Advisors.

The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to the Company’s independent auditors, any other accounting firm engaged to perform services for the Company, any outside counsel and any other advisors to the Committee.

Quorum and Transaction of Business.

A majority of the members of the Committee shall constitute a quorum for the transaction of business. The act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

Regular Meetings.

Regular meetings of the Committee shall be held at such place as the Committee may, by resolution, determine; provided that one regular meeting shall take place at least every quarter. Notice for each regular meeting shall be provided to each member of the Committee not present at the time the resolution was adopted at least twenty (20) calendar days before the scheduled meeting. No further notice of a regular meeting need be given once a resolution has been adopted and notice provided to all members of the Committee. The Committee shall review the rules governing the Committee and prepare a recommendation to the Board of any proposed changes due to new laws, regulations or otherwise, to the Board at least annually. This review may also be made at any special meeting called for such purpose. The minutes from each Regular Meeting shall be published by the Committee within ten business days following the Meeting and shall be distributed to each member of the Board.

Special Meetings.

Special meetings of the Committee may be called by the Chair or Vice-Chair of the Committee if so requested in writing by at least two (2) or more of the members of the Committee. These special meetings shall be held at such times and places as may be specified in such call, and shall be preceded by five (5) calendar days written notice to each member of the Committee. The subject matters discussed at a special meeting shall be limited to the stated purpose in the notice or the agenda items attached to the notice. The minutes from each Special Meeting shall be published by the Committee within ten (10) business days following the Meeting and shall be distributed to each member of the Board.

Notice of Meetings.

Any notice required hereunder may be given by personal delivery, by United States mail, express mail or courier service, with postage or fees prepaid, or by telegram, telecopy, or electronic mail. Such notice shall be deemed to have been timely given if mailed or sent by overnight courier service, or sent by telegram, telecopy or electronic mail prior to the meeting in accordance with the time periods set forth above and directed to the address of each member of the Committee, or address for transmissions by telecopy or electronic mail as shown in the records of the Company. If notice is sent by United States mail, express mail or courier service, the notice shall be deemed to have been given when deposited in the mail or with the courier service. If notice is given by personal delivery, or by telegram, telecopy or electronic mail, the notice shall be deemed to have been given when delivered or transmitted. If a meeting is to be held by telephone, Zoom, Teams, or similar communications equipment or software, the notice shall set forth the call-in information, or, if applicable, the telephone number, as shown upon such records, at which each member of the Committee may be reached for purposes of participation in the meeting and shall state that the Chair or Vice-Chair must be notified if a Member desires to be reached at a different telephone number. Notice shall be deemed to have been waived by any Member who shall participate in a meeting without protesting the lack of proper notice prior to or at the commencement of the meeting. Notice may be waived, in writing, by any Member either before or after such meeting.

Meeting Participation by Conference Telephone.

Members of the Committee may participate in a meeting of such Committee by means of a conference telephone, Zoom, Teams, or similar communications equipment or software by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting, and shall allow such member to vote on any matters of the Committee on which such member would otherwise be eligible to vote.

Conflicts.

No member of the Committee shall engage in any self-dealing or transaction with the Company if such member might have any type of direct or indirect financial interest in the outcome of the transaction, nor shall any member participate or vote upon any matter which might lead to any type of self-dealing or conflict. Furthermore, members agree that the confidential information that they come in contact with or become familiar with remains the exclusive property of the Company. Each member will sign the Company’s conflict of interest policy annually acknowledging the aforementioned.

Subcommittees.

The Committee may establish such subcommittees as it deems necessary and advisable to assist with its management and responsibilities outlined in these governing rules, provided that each such subcommittee shall not have any power or authority except as specifically authorized and delegated to such subcommittee.

Amendments.

These governing rules for the Committee may not be amended or modified without the written approval of the Board.

Termination of Committee.

The Committee may not be terminated at any time during which the Company is required, by applicable law, to have this Committee. If the Company is not require to have this Committee by applicable law, the Board may vote to terminate the existence of the Committee at any time.